Exhibit 99

                                                             [AT&T LOGO OMITTED]

News Release
--------------------------------------------------------------------------------
FOR RELEASE THURSDAY, JANUARY 22, 2004

           AT&T Announces Fourth-Quarter and Full-Year 2003 Earnings:
    Board of Directors Authorizes the Repurchase of up to $3 Billion of Debt

o Fourth-quarter earnings per diluted share from continuing operations of $0.43; Full-year earnings per diluted share from continuing operations of $2.36
o  Fourth-quarter revenue of $8.1 billion; Full-year revenue of $34.5 billion
o Fourth-quarter operating income of $633 million; Full-year operating income of $3.7 billion

BEDMINSTER, N.J. -- AT&T (NYSE: T) today announced its fourth-quarter and full-year 2003 earnings. The company reported income from continuing operations of $340 million, or earnings per diluted share of $0.43, for the fourth quarter of 2003. The company's current-quarter income from continuing operations compares to a loss of $611 million, or a loss per diluted share of $0.79, in the fourth quarter of 2002, which included more than $1.2 billion of asset-impairment charges.

"AT&T's fourth-quarter results reflect our ongoing ability to execute in a difficult market while transforming our business to meet the challenges of an evolving and increasingly competitive industry," said AT&T Chairman and Chief Executive Officer David W. Dorman. "Moving forward, we will continue to leverage innovation and investment to extend AT&T's competitive differentiation with customers and to strengthen our position as industry leader and provider of choice."

AT&T reported fourth-quarter 2003 consolidated revenue of $8.1 billion, which included $5.9 billion from AT&T Business and $2.2 billion from AT&T Consumer. This represented a consolidated revenue decline of 12.8 percent versus the fourth quarter of 2002, primarily due to continued declines in long distance
(LD) voice revenue, partially offset by the continued success of AT&T Consumer's bundled local and LD offering, as well as growth in several key markets of AT&T Business.

AT&T's fourth-quarter 2003 operating income totaled $633 million, resulting in a consolidated operating margin of 7.8 percent. AT&T Business posted operating income of $274 million, yielding a margin of 4.7 percent, while AT&T Consumer generated operating income of $441 million, yielding a margin of 19.9 percent.

AT&T also announced that its Board of Directors has authorized the repurchase of up to $3 billion of debt, subject to market conditions and other relevant considerations.


Full-Year 2003 Results

For the full year, AT&T reported income from continuing operations of $1.9 billion, or earnings per diluted share of $2.36, compared with income from continuing operations of $1.0 billion and earnings per diluted share of $1.26 in 2002.

AT&T reported full-year 2003 consolidated revenue of $34.5 billion, which included $25.0 billion from AT&T Business and $9.5 billion from AT&T Consumer. This represented a consolidated revenue decline of 8.7 percent versus 2002, primarily due to continued declines in LD voice revenue, partially offset by the continued success of AT&T Consumer's bundled local and LD offering, as well as growth in several key markets of AT&T Business.

AT&T's 2003 consolidated operating income totaled $3.7 billion, resulting in an operating margin of 10.6 percent. AT&T Business posted operating income of $1.9 billion, yielding a margin of 7.6 percent, while AT&T Consumer generated operating income of $2.1 billion, yielding a margin of 21.7 percent.

"Despite a difficult year for our industry, AT&T made strong progress in the areas of cost reduction and productivity improvement while meeting our full-year consolidated revenue and operating income guidance," said AT&T Chief Financial Officer Thomas W. Horton. "Our strong free cash flow allowed us to reduce net debt by nearly a third, while increasing our quarterly dividend by 27 percent last year."


2004 OUTLOOK

AT&T also announced its expectations for 2004. These expectations are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from these expectations. These factors include the impact of existing and new competitors, the impact of vigorous industry pricing competition, oversupply, regulatory uncertainty and the effects of technological substitution, among other risks. Accordingly, readers are cautioned not to put undue reliance on these expectations.

o  Consolidated revenue decline between 7-10 percent;

o  Consolidated operating income margin between 6-8 percent;

o  AT&T Business revenue decline between 4-7 percent;

o  AT&T Consumer revenue decline between 15-17 percent;

o  Capital expenditures of approximately $2.5 billion.


AT&T UNIT HIGHLIGHTS

AT&T Business

o        Revenue was $5.9 billion in the fourth quarter of 2003, a decline of
         10.9 percent from the prior-year fourth quarter. Full-year revenue declined by 5.9 percent to $25.0 billion. Pricing pressure, LD voice competition, demand weakness in data and retail LD voice, as well as overall telecommunications spending all negatively impacted the unit's revenue performance. Declines were partially offset by growth in wholesale LD, local voice and IP&E-services revenue.

o Long distance voice revenue declined 13.1 percent on a quarter-over-quarter basis, driven by continued pricing pressure as well as the volume mix shift from retail to wholesale. Volumes grew nearly 7 percent on a quarter-over-quarter basis, driven by strong wholesale growth, which more than offset the decline in retail volumes. Full-year LD voice revenue declined 9.3 percent in 2003 compared with 2002, while volumes grew about 11 percent.

o Local voice revenue grew 15.0 percent from the prior year fourth quarter. Local access lines totaled nearly 4.5 million at the end of 2003, representing an increase of almost 136,000 lines from the third quarter of 2003. Local voice revenue grew 28.4 percent for the full year.

o Data revenue declined 6.7 percent from the prior-year quarter and 4.6 percent for the full year. Growth rates were negatively impacted by pricing pressure, particularly on high-capacity bandwidth circuits, as well as weak retail demand.

o IP&E-services revenue grew 4.0 percent quarter-over-quarter, and 9.7 percent for the full year. Growth for the fourth quarter and full year was primarily driven by strength in Web hosting and other advanced products including Enhanced Virtual Private Network (E-VPN) and IP-enabled frame (IPeFR). Full year revenue was also positively impacted by managed Internet access.

o The managed component of total data and IP&E-services revenue grew about 6 percent from the prior-year fourth quarter and comprised approximately 33 percent of this revenue for the fourth quarter of 2003.

o Operating income totaled $274 million for the quarter and $1.9 billion for the year, resulting in operating margins of 4.7 percent and 7.6 percent, respectively. This compares with an operating loss of $612 million or a margin of (9.3) percent in the prior-year fourth quarter and operating income of $2.0 billion or a margin of 7.4 percent for the prior year. Both the fourth-quarter and full-year 2002 were negatively impacted by a $1.0 billion asset-impairment charge related to AT&T's investment in AT&T Latin America.


AT&T Consumer

o Revenue was $2.2 billion for the fourth quarter, and $9.5 billion for the full year, representing declines of 18.9 percent and 17.7 percent versus the same prior year periods, respectively. Declines were driven by lower standalone LD revenue as a result of the continued impact of competition, wireless and Internet substitution, and customer migration to lower-priced products and calling plans, partially offset by pricing actions. These revenue declines were also partially offset by growth in bundled revenue, which grew nearly 65 percent versus the prior-year fourth quarter and grew nearly 80 percent for the year. Bundled revenue represented nearly 27 percent of AT&T Consumer's total revenue for the quarter.

o Fourth-quarter operating income totaled $441 million, yielding an operating margin of 19.9 percent, compared with operating income of $389 million, yielding 14.2 percent operating margin in the prior-year fourth quarter. Full-year 2003 operating income was $2.1 billion with an operating margin of 21.7 percent, versus 2002 operating income of $2.6 billion with an operating margin of 22.5 percent. Fourth-quarter and full-year 2002 reflect an asset-impairment charge of approximately $0.2 billion relating to the value of the Company's DSL assets.

o At the end of the fourth quarter, AT&T Consumer had approximately 35 million total customers. This included local service to more than 3.9 million customers, an increase of 63 percent from the end of the prior-year fourth quarter. During the current reporting period, AT&T began offering bundled local and LD services in Alabama, Tennessee, Kentucky, Mississippi, Arkansas, Florida, Missouri, Oklahoma, Kansas, and Southern California. As of December 31, 2003, bundled local and LD service was being marketed in 24 states, and tested in 11, fulfilling AT&T's prior guidance of having a local presence in 35 states by year-end. As of December 31, 2003, AT&T local service was available to approximately 61 million households.


OTHER CONSOLIDATED FINANCIAL HIGHLIGHTS

o The Board of Directors has authorized the repurchase of up to $3 billion in debt. The timing and method of these repurchases has not yet been determined and will depend on market conditions and other relevant factors and may take the form of calls, tender offers or open-market purchases.

o Fourth-quarter 2003 income from continuing operations of $340 million included pretax net restructuring and other charges of $67 million, primarily related to employee separation costs.

o Other income (expense) of $102 million in the fourth quarter primarily consisted of investment-related income and settlements related to prior business divestitures.

o The fourth-quarter effective income tax rate of 28.0 percent benefited in part from Research and Experimentation tax-credit claims from prior years.

o AT&T ended the year with net debt of $8.8 billion. Net debt is defined as total debt of $14.4 billion less cash of $4.4 billion, restricted cash of $0.5 billion and net foreign debt fluctuations of $0.8 billion.

o Free cash flow was $0.7 billion for the fourth quarter and $5.4 billion for the year. Free cash flow is defined as cash flows provided by operating activities of $1.4 billion for the quarter and $8.5 billion for the year, less cash used for capital expenditures and other additions of $0.7 billion for the quarter and $3.2 billion for the year.

o Capital expenditures for the fourth quarter were $0.8 billion and $3.4 billion for the year. The full year capital expenditure amount includes $0.4 billion for properties consolidated in connection with the third quarter adoption of Financial Accounting Standards Board Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51."

o EBITDA was $8.5 billion for the year and is defined as operating income of $3.7 billion excluding depreciation and amortization of $4.9 billion.


DEFINITIONS and NOTES

AT&T Business
LD Voice - includes all of AT&T's domestic and international LD revenue, including Intralata toll when purchased as part of an LD calling plan.

Local Voice - includes all local calling and feature revenue, Intralata toll when purchased as part of a local calling plan, as well as Inter-carrier local revenue.

Data Services- includes bandwidth services (dedicated private line services through high-capacity optical transport), frame relay and asynchronous transfer mode (ATM) revenue for LD and local, as well as revenue for managed data services.

Internet Protocol & Enhanced Services (IP&E-services) - includes all services that ride on the IP common backbone or that use IP technology, including managed IP services, as well as application services (e.g., hosting, security).

Outsourcing, Professional Services & Other - includes complex bundled solutions primarily in the wide area/local area network space, AT&T's professional services revenue associated with the company's federal government customers, as well as all other Business revenue (and eliminations) not previously defined. Also includes revenue from AT&T Latin America prior to the first quarter of 2003.

Data, IP&E-Services - Percent Managed - managed services refers to AT&T's management of a client's network or network and applications including applications that extend to the customer premises equipment.

Data, IP&E-Services - Percent International - a data service that either originates or terminates outside of the United States, or an IP&E-service installed or wholly delivered outside the United States.

AT&T Consumer
Bundled Services - includes any customer with a local relationship as a starting point, and all other AT&T subscription-based voice products provided to that customer.

Standalone LD, Transactional & Other Services - includes any customer with solely a long distance relationship, non-voice products, or a non subscription-based relationship.

Local Customers - residential customers who subscribe to AT&T local service.

Bundled Households - number of households in targeted markets where there is general availability of AT&T local service.

Other Definitions and Notes
Restricted cash - $0.5 billion of cash that collateralizes a portion of private debt and is included in "other assets" on the balance sheet.

Foreign currency fluctuations - represents mark-to-market adjustments, net of cash collateral collected, that increased the debt balance by approximately $0.8 billion at December 31, 2003, on non-U.S. denominated debt of about $2.7 billion. AT&T has entered into foreign exchange hedges that substantially offset the fluctuations in the debt balance. The offsetting mark-to-market adjustments of the hedges are included in "other assets" on the balance sheet.

Income Statement

                                    AT&T Corp. Consolidated Statements of Operations (Unaudited)
                                           Dollars in millions (except per share amounts)


                                                                                 Three Months Ended           For the Years Ended
                                                                                     December 31,                 December 31,
                                                                                2003            2002           2003           2002
     REVENUE
     AT&T Business                                                           $ 5,867         $ 6,588       $ 24,992       $ 26,558
     AT&T Consumer                                                             2,219           2,736          9,484         11,527
     Corporate and Other                                                          13             (34)            53           (258)
                                                                       ------------------------------ -----------------------------
     Total Revenue                                                             8,099           9,290         34,529         37,827

     OPERATING EXPENSES
     Access and other connection                                               2,606           2,576         10,797         10,790
     Costs of services and products                                            1,702           2,197          7,625          8,363
     Selling, general and administrative                                       1,828           2,077          7,379          7,988
     Depreciation and amortization                                             1,263           1,257          4,870          4,888
     Net restructuring and other charges                                          67           1,463            201          1,437
                                                                       ------------------------------ -----------------------------
     Total operating expenses                                                  7,466           9,570         30,872         33,466

     Operating Income                                                            633            (280)         3,657          4,361
     Other income (expense), net                                                 102             208            191            (77)
     Interest (expense)                                                         (241)           (361)        (1,158)        (1,448)
                                                                       ------------------------------ -----------------------------
     Income (loss) from continuing operations before income taxes, minority interest income, and net (losses) earnings related to
     equity investments                                                          494            (433)         2,690          2,836

     (Provision) for income taxes                                               (139)           (225)          (816)        (1,587)
     Minority interest income                                                      -              33              1            114
     Net (losses) earnings related to equity investments                         (15)             14            (12)          (400)
                                                                       ------------------------------ -----------------------------
     Income (loss) from continuing operations                                    340            (611)         1,863            963
     (Loss) from discontinued operations - net of income taxes                     -            (197)           (13)       (14,513)
     Gain on disposition of discontinued operations - net of income taxes          -           1,324              -          1,324
                                                                       ------------------------------ -----------------------------
     Income (loss) before cumulative effect of accounting changes                340             516          1,850        (12,226)
     Cumulative effect of accounting changes - net of income taxes                 -               -             15           (856)
                                                                       ------------------------------ -----------------------------
     Net income (loss)                                                           340             516          1,865        (13,082)
                                                                       ============================== =============================

     Weighted-average common shares (millions)                                   791             776            788            746

     Weighted-average common shares and potential common shares (millions)       793             776            789            766

     PER BASIC SHARE:
     Earnings (loss) from continuing operations                               $ 0.43         $ (0.79)        $ 2.37         $ 1.29
     (Loss) from discontinued operations                                           -           (0.26)         (0.02)        (19.44)
     Gain on disposition of discontinued operations                                -            1.71              -           1.77
     Cumulative effect of accounting changes                                       -               -           0.02          (1.15)
                                                                       ------------------------------ -----------------------------
     Earnings (loss) per basic share                                          $ 0.43          $ 0.66         $ 2.37        $(17.53)
                                                                       ============================== =============================

     PER DILUTED SHARE:
     Earnings (loss) from continuing operations                               $ 0.43         $ (0.79)        $ 2.36         $ 1.26
     (Loss) from discontinued operations                                           -           (0.26)         (0.02)        (18.95)
     Gain on disposition of discontinued operations                                -            1.71              -           1.73
     Cumulative effect of accounting changes                                       -               -           0.02          (1.12)
                                                                       ------------------------------ -----------------------------
     Earnings (loss) per diluted share                                        $ 0.43          $ 0.66         $ 2.36        $(17.08)
                                                                       ============================== =============================

     Dividends declared per share                                           $ 0.2375        $ 0.1875       $ 0.8500       $ 0.7500

Quarterly Income Statements

                                      AT&T Corp. Consolidated Statements of Income (Unaudited)
                                             Dollars in millions (except per share amounts)

                                ----------------------------------------------------------------------------------------------------
                                 4Q03     3Q03     2Q03      1Q03      2003       4Q02       3Q02       2Q02      1Q02      2002
                                ----------------------------------------------------------------------------------------------------
     REVENUE
     AT&T Business              $ 5,867  $ 6,282  $ 6,406   $ 6,437   $ 24,992   $ 6,588    $ 6,700    $ 6,742   $ 6,528   $ 26,558
     AT&T Consumer                2,219    2,353    2,376     2,536      9,484     2,736      2,794      2,911     3,086     11,527
     Corporate and Other             13       14       13        13         53       (34)       (85)       (73)      (66)      (258)
     Total revenue                8,099    8,649    8,795     8,986     34,529     9,290      9,409      9,580     9,548     37,827

     OPERATING EXPENSES
     Access and other
     connection                   2,606    2,785    2,708     2,698     10,797     2,576      2,679      2,747     2,788     10,790
     Costs of services and
     products                     1,702    1,954    1,958     2,011      7,625     2,197      2,066      2,086     2,014      8,363
     Selling, general and
     administrative               1,828    1,793    1,837     1,921      7,379     2,077      2,032      1,942     1,937      7,988
     Depreciation and
     amortization                 1,263    1,224    1,197     1,186      4,870     1,257      1,243      1,213     1,175      4,888
     Net restructuring and
     other charges                   67       64       66         4        201     1,463        (26)         -         -      1,437
     Total operating expenses     7,466    7,820    7,766     7,820     30,872     9,570      7,994      7,988     7,914     33,466
     Operating income (loss)        633      829    1,029     1,166      3,657      (280)     1,415      1,592     1,634      4,361

     Other income (expense),
     net                            102       (7)      86        10        191       208      (180)       (50)      (55)        (77)
     Interest (expense)            (241)    (289)    (296)     (332)    (1,158)     (361)     (355)      (336)     (396)     (1,448)
     Income (loss) from
     continuing operations
     before income taxes,
     minority interest income,
     and net (losses) earnings
     related to equity
     investments                    494      533      819       844      2,690      (433)      880      1,206     1,183       2,836

     (Provision) for income
     taxes                         (139)     (72)    (308)     (297)      (816)     (225)     (370)      (513)     (479)     (1,587)
     Minority interest income         -        -        -         1          1        33        28         33        20         114
     Net (losses) earnings
     related to equity
     investments                    (15)      (3)      25       (19)       (12)       14       (13)      (123)     (278)       (400)
     Income (loss) from
     continuing operations          340      458      536       529      1,863      (611)      525        603       446         963
     (Loss) from discontinued
     operations - net of income
     taxes                            -      (13)       -         -        (13)     (197)     (318)   (13,433)     (565)    (14,513)
     Gain on disposition of
     discontinued operations - net
     of income taxes                  -        -        -         -          -     1,324         -          -         -       1,324
     Income (loss) before
     cumulative effect of
     accounting changes             340      445      536       529      1,850       516       207    (12,830)     (119)    (12,226)
     Cumulative effect of
     accounting changes, net of
     income taxes                     -       27        -        42         15         -         -          -      (856)       (856)
     Net income (loss)             $340     $418     $536      $571     $1,865      $516      $207    (12,830)     (975)    (13,082)

     Weighted-average common
     shares (millions)              791      789      787       784        788       776       770        730       709         746
     Weighted-average common
     shares and potential common
     shares (millions)              793      791      787       785        789       776       788        750       738         766
     PER BASIC SHARE:
     Earnings (loss) from
     continuing operations       $ 0.43   $ 0.58   $ 0.68    $ 0.67     $ 2.37   $ (0.79)   $ 0.68     $ 0.83    $ 0.63      $ 1.29
     (Loss) from discontinued
     operations                       -    (0.02)       -         -      (0.02)    (0.26)    (0.41)    (18.41)    (0.80)     (19.44)
     Gain on disposition of
     discontinued operations          -        -        -         -          -      1.71         -          -         -        1.77
     Cumulative effect of
     accounting changes               -    (0.03)       -      0.06       0.02         -         -          -     (1.21)      (1.15)
     Earnings (loss) per basic
     share                       $ 0.43   $ 0.53   $ 0.68    $ 0.73     $ 2.37    $ 0.66    $ 0.27   $ (17.58)  $ (1.38)   $ (17.53)
     PER DILUTED SHARE:
     Earnings (loss) from
     continuing operations       $ 0.43   $ 0.58   $ 0.68    $ 0.67     $ 2.36   $ (0.79)   $ 0.67     $ 0.80    $ 0.60      $ 1.26
     (Loss) from discontinued
     operations                       -    (0.02)       -         -      (0.02)    (0.26)    (0.41)    (17.91)    (0.76)     (18.95)
     Gain on disposition of
     discontinued operations          -        -        -         -          -      1.71         -          -         -        1.73
     Cumulative effect of
     accounting changes               -    (0.03)       -      0.06       0.02         -         -          -     (1.16)      (1.12)
     Earnings (loss) per
     diluted share               $ 0.43   $ 0.53   $ 0.68    $ 0.73     $ 2.36    $ 0.66    $ 0.26   $ (17.11)  $ (1.32)   $ (17.08)

Historical Segment Data

                                                      Segment Disclosures (Unaudited)
                                                            Dollars in millions


                                     4Q03     3Q03      2Q03      1Q03     2003       4Q02      3Q02     2Q02     1Q02     2002
     AT&T Business
     LD Voice                       $ 2,481  $ 2,801   $ 2,873   $ 2,961  $ 11,116   $ 2,853   $ 3,129  $ 3,224  $ 3,048  $ 12,254
     Local Voice                        386      379       384       335     1,484       336       274      277      268     1,155
     Total Voice                      2,867    3,180     3,257     3,296    12,600     3,189     3,403    3,501    3,316    13,409

     Data Services                    1,940    1,949     1,993     2,000     7,882     2,079     2,086    2,077    2,018     8,260
     IP&E-Services                      460      476       459       445     1,840       442       421      406      408     1,677
     Total Data and IP&E-
     Services                         2,400    2,425     2,452     2,445     9,722     2,521     2,507    2,483    2,426     9,937

     Outsourcing, Professional
     Services & Other                   600      677       697       696     2,670       878       790      758      786     3,212

     Total Revenue                    5,867    6,282     6,406     6,437    24,992     6,588     6,700    6,742    6,528    26,558
     Operating Income (Loss)(1)         274      417       597       600     1,888      (612)      854      856      867     1,965
     Operating Margin                  4.7%     6.6%      9.3%      9.3%      7.6%     (9.3%)    12.7%    12.7%    13.3%      7.4%
     Capital Expenditures(5)            740      995       763       636     3,134     1,297       912      930      575     3,714
     Depreciation & Amortization      1,199    1,162     1,133     1,126     4,620     1,173     1,128    1,141    1,104     4,546

     Total Data and IP&E-Services
     - % managed                        33%      33%       31%       30%       32%       30%       29%      29%      29%       29%
     Total Data and IP&E-Services
     - % international                  14%      14%       14%       14%       14%       15%       14%      15%      13%       14%
     LD Volume Growth - Yr/Yr            7%      15%       12%       12%       11%        7%        2%      (1%)     (1%)       2%
     LD Volume % Wholesale              53%      51%       47%       45%       50%       42%       38%      34%      33%       37%

------------------------------------------------------------------------------------------------------------------------------------

     AT&T Consumer
     Standalone LD, Transactional
     and Other Services             $ 1,625  $ 1,832   $ 1,916   $ 2,112  $ 7,485    $ 2,375   $ 2,499  $ 2,670  $ 2,869  $ 10,413
     Bundled Services                   594      521      460        424    1,999        361       295      241      217     1,114
     Total Revenue                    2,219    2,353    2,376      2,536    9,484      2,736     2,794    2,911    3,086    11,527
     Operating Income(2)                441      500      489        632    2,062        389       595      787      821     2,592
     Operating Margin                 19.9%    21.2%    20.6%      24.9%    21.7%      14.2%     21.3%    27.0%    26.6%     22.5%
     Capital Expenditures                19       14       19         22       74         32        34       33       28       127
     Depreciation & Amortization         36       35       36         35      142         57        89       43       41       230

     Local Customers (in thousands)   3,950    3,547    3,130      2,778    3,950      2,423     1,916    1,549    1,266     2,423
     Bundled Households (in
     millions)                         60.7     47.7     40.1       32.2     60.7       32.2      32.2     17.6     13.1      32.2

------------------------------------------------------------------------------------------------------------------------------------

     Corporate and Other
     Revenue                        $ 13     $ 14      $ 13      $ 13     $ 53       $(34)     $(85)    $(73)    $(66)    $(258)
     Operating (Loss)(3)             (82)     (88)      (57)      (66)    (293)       (57)      (34)     (51)     (54)     (196)
     Capital Expenditures(5)          13      198         8         4      223         17        23       13       10        63
     Depreciation & Amortization      28       27        28        25      108         27        26       29       30       112

------------------------------------------------------------------------------------------------------------------------------------

     Total AT&T
     Revenue                        $ 8,099  $ 8,649   $ 8,795   $ 8,986  $34,529    $ 9,290   $ 9,409  $ 9,580  $ 9,548  $ 37,827
     Operating Income (Loss)(4)         633      829     1,029     1,166    3,657       (280)    1,415    1,592    1,634     4,361
     Operating Margin                  7.8%     9.6%     11.7%     13.0%    10.6%      (3.0%)    15.0%    16.6%    17.1%     11.5%
     Capital Expenditures(5)            772    1,207       790       662    3,431      1,346       969      976      613     3,904
     Depreciation & Amortization      1,263    1,224     1,197     1,186    4,870      1,257     1,243    1,213    1,175     4,888

  (1)Includes net business restructuring and asset impairment (charges) benefits of ($33M) in 4Q03, ($53M) in 3Q03, ($47M) in 2Q03, and ($4M) in 1Q03, totaling ($137M) in 2003; ($1,230M) in 4Q02 and $27M in 3Q02, totaling ($1,203M) in 2002.
  (2)Includes net business restructuring and asset impairment (charges) benefits of ($17M) in 4Q03, ($4M) in 3Q03, and ($5M) in
     2Q03, totaling ($26M) in 2003; ($223M) in 4Q02 and $12M in 3Q02, totaling ($211M) in 2002.
  (3)Includes net business restructuring (charges) of ($17M) in 4Q03, ($7M) in 3Q03, and ($14M) in 2Q03, totaling ($38M) in 2003;
     ($10M) in 4Q02 and ($13M) in 3Q02, totaling ($23M) in 2002.
  (4)Includes net business restructuring and asset impairment (charges) benefits of ($67M) in 4Q03, ($64M) in 3Q03, ($66M) in 2Q03, and ($4M) in 1Q03, totaling ($201M) in 2003; ($1,463M) in 4Q02 and $26M in 3Q02, totaling ($1,437M) in 2002.
  (5)Includes $433M related to the adoption of FIN 46 of which $241M is included in Business Services and $192M is included in
     Corporate and Other for 3Q03.

Balance Sheet

                                AT&T Corp. Consolidated Balance Sheets(1) (Unaudited)
                                                 Dollars in millions

                                                                                      December 31,        December 31,
                                                                                      2003                2002
      ASSETS
      Cash and cash equivalents                                                           $  4,353            $  8,014
      Accounts receivable, less allowances of $579 and $669                                  4,036               5,286
      Deferred income taxes                                                                    715               1,075
      Other current assets                                                                     744               1,693
                                                                                      --------------------------------
        Total Current Assets                                                                 9,848              16,068

      Property, plant and equipment, net of accumulated
        depreciation of $34,299 and $31,021                                                 24,376              25,604
      Goodwill                                                                               4,801               4,626
      Other purchased intangible assets, net of accumulated
        amortization of $320 and $244                                                          499                 556
      Prepaid pension costs                                                                  3,861               3,596
      Other assets                                                                           4,603               4,987
                                                                                      --------------------------------
      TOTAL ASSETS                                                                        $ 47,988            $ 55,437
                                                                                      ================================

      LIABILITIES
      Accounts payable and accrued expenses                                               $  3,256            $  3,819
      Compensation and benefit-related liabilities                                           1,783               1,949
      Debt maturing within one year                                                          1,343               3,762
      Other current liabilities                                                              2,501               2,924
                                                                                      --------------------------------
        Total Current Liabilities                                                            8,883              12,454

      Long-term debt                                                                        13,066              18,812
      Long-term compensation and benefit-related liabilities                                 3,528               4,144
      Deferred income taxes                                                                  5,395               3,992
      Other long-term liabilities and deferred credits                                       3,160               3,723
                                                                                      --------------------------------
        Total Liabilities                                                                   34,032              43,125
                                                                                      --------------------------------

      SHAREOWNERS' EQUITY
      AT&T Common Stock, $1 par value, authorized 6,000,000,000 shares;
        issued and outstanding 791,911,022 shares (net of 172,179,303 treasury shares) at December 31, 2003 and 783,037,580 shares
        (net of 171,801,716 treasury shares) at December 31, 2002                              792                 783
      Additional paid-in capital                                                            27,722              28,163
      Accumulated deficit                                                                  (14,707)            (16,566)
      Accumulated other comprehensive income (loss)                                            149                 (68)
                                                                                      --------------------------------
        Total Shareowners' Equity                                                           13,956              12,312
                                                                                      --------------------------------
      TOTAL LIABILITIES & SHAREOWNERS' EQUITY                                             $ 47,988            $ 55,437
                                                                                      ================================

(1)Certain prior period amounts have been reclassified to conform to our current presentation.

Reconciliation of Non-GAAP Measures

     Net debt is defined as total debt, less cash, restricted cash and foreign debt fluctuations:


      Total Debt                                              $ 14,409
      Cash                                                     $ 4,353
      Restricted cash                                            $ 498
      Foreign debt fluctuations                                  $ 770
                                                    ------------------
      Net Debt                                                 $ 8,788
                                                    ==================





            Reconciliation of EBITDA to net income for the year ended
                               December 31, 2003:


                              (dollars in millions)

      Net Debt/EBITDA as of December 31, 2003                 1.0x
                                                                        Margin
      EBITDA                                              $ 8,527       24.7%
      Depreciation and amortization                        (4,870)
                                                          ---------------------
      Subtotal Operating Income                             3,657       10.6%
      Other income (expense), net                             191
      Interest (expense)                                   (1,158)
      (Provision) for taxes                                  (816)
      Minority interest income                                  1
      Net (losses) related to equity investments              (12)
                                                          ---------------------
      Net income from continuing operations                 1,863
      Net (loss) from discontinued operations, net of
      income taxes                                            (13)
      Cumulative effect of accounting change, net of
      income taxes                                             15
                                                          ---------------------
      Net income                                          $ 1,865        5.4%
                                                          =====================

Note to Financial Media: AT&T executives will discuss the company's performance in a two-way conference call for financial analysts at 8:15 a.m. ET today. Reporters are invited to listen to the call. U.S. callers should dial 888-428-4473 to access the call. Callers outside the U.S. should dial + 1-651-291-0561.

In addition, Internet rebroadcasts of the call will be available on the AT&T Web site beginning later today. The Web site address is http://www.att.com/ir. An audio rebroadcast of the conference call will be available beginning in the afternoon on Thursday, January 22 until Tuesday, January 27th. To access the replay, please visit http://www.att.com/ir, or U.S. callers can dial
800-475-6701, access code 696610. Callers outside the U.S. should dial +1-320-365-3844, access code 696610.


The foregoing, including statements relating to possible debt repurchases, contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, continued capacity oversupply, regulatory uncertainty and the effects of technological substitution, among other risks. For a more detailed description of the factors that could cause such a difference, please see AT&T's10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.


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